SEARS MERCHANDISE GROUP
3333 Beverly Road
Hoffman Estates, IL  60179

September 21, 1993

ARTHUR C. MARTINEZ
Chairman and Chief
Executive Officer
708 - 286 - 1702
Fax 708 - 286 - 1483


Mr. Anthony J. Rucci
275 Beech Street
Highland Park, IL   60035

Dear Tony:

This is to confirm our offer to you to join Sears Merchandise Group as Executive Vice President-Administration. In this position you will be reporting to me.

Your compensation package will consist of the following:

      - Annual base salary of $350,000. You will be paid twice a month with periodic increases based on performance.

      - Participation in Sears Annual Incentive Plan with a guaranteed 1993 bonus at 60% of base pay pro-rata. Your 1994 annual bonus will be guaranteed at 60% of your base salary. The annual incentive targets will be based on Sears Merchandise Group net income performance.

      - Participation in the Sears Long-Term Incentive Plan with a potential incentive target of 125% of base pay pro-rata. Initially, 62.5% of your long-term incentive will be paid in Sears stock options and 62.5% in cash. The cash piece is based on Sears Merchandise Group net income and return on average equity.

      - 10,000 shares of Restricted Stock with the following vesting schedule:

                        12/94       -     3,333 shares
                        12/95       -     3,333 shares
                        12/96       -     3,334 shares

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Mr. Anthony Rucci
September 21, 1993
Page 2



      - Participation in standard Company benefits commensurate with your position. Your annual vacation will be three weeks.


Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However, in the event that Sears should terminate you other than for cause during your first three years of employment, you will receive one and one-half years base salary and a pro-rata share of your annual incentive, and any restricted shares not yet vested shall become vested. This will constitute the entire damages you can claim against Sears.

Should you determine to move your personal residence closer to Hoffman Estates in the next twelve months, we will re-discuss at that time an appropriate package of assistance.

This offer of employment is also contingent upon your satisfactorily passing a pre-employment drug test which can be taken prior to your reporting to work at Hoffman Estates.

We have great confidence in your ability to significantly contribute to the future success of Sears. I look forward to working with you to build that success.

Sincerely,





/s/ARTHUR C. MARTINEZ
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